Comparison of change in value of $10,000 investment in Dreyfus California Intermediate Municipal Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

                       Dreyfus             Lehman
                      California          Brothers
     PERIOD         Intermediate            7-Year
                      Municipal           Municipal
                      Bond Fund          Bond Index *

    3/31/93            10,000              10,000
    3/31/94            10,352              10,298
    3/31/95            10,845              10,952
    3/31/96            11,576              11,835
    3/31/97            12,109              12,381
    3/31/98            13,170              13,499
    3/31/99            13,901              14,297
    3/31/00            13,903              14,381
    3/31/01            15,152              15,841
    3/31/02            15,648              16,398
    3/31/03            17,071              18,130

* Source: Lipper Inc.